Filed Pursuant to Rule 424(b)(3)

Registration No. 333-254836

PROSPECTUS SUPPLEMENT NO. 1

To Prospectus dated March 10, 2022

BUTTERFLY NETWORK, INC.

Up to 110,352,371 Shares of Class A Common Stock

Up to 26,426,937 Shares of Class B Common Stock

Up to 6,853,333 Warrants

This prospectus supplement no. 1 modifies, supersedes and supplements the prospectus dated March 10, 2022, as supplemented from time to time (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-254836). This prospectus supplement is being filed solely to update certain information related to the Selling Securityholders named in the Prospectus (the “Selling Securityholders”) to reflect the transfers of Class A common stock, par value $0.0001 per share (“Class A common stock”) and Private Placement Warrants (as defined below) previously allocated to certain Selling Securityholders listed in the Prospectus.

The Prospectus and prospectus supplement relate to the issuance by us of up to an aggregate of 20,652,790 shares of Class A common stock, which consists of (i) up to 6,853,333 shares of Class A common stock that are issuable upon the exercise of private placement warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of our predecessor company, Longview Acquisition Corp., a Delaware corporation (“Longview”), at an exercise price of $11.50 per share of Class A common stock, and (ii) up to 13,799,457 shares of Class A common stock that are issuable upon the exercise of 13,799,457 warrants issued in connection with the initial public offering of Longview (the “Public Warrants,” and together with the Private Placement Warrants, the “Warrants”).

The Prospectus and prospectus supplement also relate to the resale from time to time by the Selling Securityholders of up to (i) 6,853,333 Private Placement Warrants, (ii) 6,853,333 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants, (iii) 89,699,581 shares of Class A common stock held by the Sponsor and certain of its transferees (the “Founder Shares”), shares of Class A common stock issued in the PIPE Financing (as defined in the Prospectus), and shares of Class A common stock issued to our directors, officers and affiliates and the directors, officers and affiliates of Legacy Butterfly (as defined in the Prospectus) pursuant to the Business Combination Agreement (as defined in the Prospectus), including shares of Class A common stock that may be issued upon the exercise of stock options (the “Options”) and the vesting of restricted stock units or upon the conversion of Class B common stock, par value $0.0001 per share (“Class B common stock”), and (iv) 26,426,937 shares of Class B common stock issued pursuant to the Business Combination Agreement.

The Prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the securities. More specific terms of any securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in the Prospectus.

We will not receive any proceeds from the sale of shares of Class A common stock, shares of Class B common stock or Private Placement Warrants by the Selling Securityholders or of shares of Class A common stock by us pursuant to the Prospectus, except with respect to amounts received by us upon exercise of the Warrants or the Options. However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to the Prospectus.

We registered the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by the Prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by the Prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution” in the Prospectus.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our Class A common stock and Public Warrants are listed on the NYSE under the symbols “BFLY” and “BFLY WS,” respectively. On March 15, 2022, the closing price of our Class A common stock was $4.50 and the closing price for our Public Warrants was $0.85.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus and in the other documents that are incorporated by reference in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement of the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 16, 2022.

SELLING SECURITYHOLDERS

The following information is provided to update the table appearing under the heading “Selling Securityholders” beginning on page 11 of the Prospectus in order to reflect (i) the transfer of an aggregate of 3,159,563 shares of Class A common stock held by Longview Investors LLC, a Selling Securityholder listed in the Prospectus, to John Rodin, Lee Hathaway, Anil Fernando, Jeff Patterson and Mark Horowitz (together, the “Longview Transferees”), who were not previously listed as Selling Securityholders in the Prospectus; and (ii) the transfer of an aggregate of 2,107,400 Private Placement Warrants held by Longview Investors LLC to the Longview Transferees. To update the information contained in this section to reflect the transfers, the following table is revised to reduce the number of shares of Class A common stock and the number of Private Placement Warrants offered by Longview Investors LLC following the transfer to the Longview Transferees and to include the applicable information of the Longview Transferees.

The shares of Class A common stock held by the Selling Securityholders listed in the table below were included in the 96,552,914 shares of our Class A common stock and the 6,853,333 Private Placement Warrants registered for resale under the registration statement of which the Prospectus forms a part. The percentages in the following table are based on 171,733,179 shares of Class A common stock and 6,853,333 Private Placement Warrants outstanding, in each case as of February 2, 2022.

	Shares of Class A Common Stock Beneficially Owned Prior to this Offering		Shares of Class B Common Stock Beneficially Owned Prior to this Offering		Private Placement Warrants Beneficially Owned prior to Offering		Number of Shares of Class A Common Stock Being Offered	Number of Shares of Class B Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock are Sold		Shares of Class B Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock are Sold		Private Placement Warrants Beneficially Owned After the Offered Warrants are Sold
Selling Securityholders	Shares	Percent	Shares	Percent	Shares	Percent				Shares	Percent	Shares	Percent	Shares	Percent
Longview Investors LLC (1)	11,861,370	6.6%	-	-	4,745,933	69.3%	11,861,370	-	4,745,933	-	-	-	-	-	-
John Rodin (2)	1,541,550	*	-	-	616,800	9.0%	1,541,550	-	616,800	-	-	-	-	-	-
Lee Hathaway (3)	1,284,625	*	-	-	514,000	7.5%	1,284,625	-	514,000	-	-	-	-	-	-
Anil Fernando (4)	1,284,625	*	-	-	514,000	7.5%	1,284,625	-	514,000	-	-	-	-	-	-
Jeff Patterson (5)	385,388	*	-	-	154,200	2.3%	385,388	-	154,200	-	-	-	-	-	-
Mark Horowitz (6)	770,775	*	-	-	308,400	4.5%	770,775	-	308,400	-	-	-	-	-	-

*	Denotes less than 1%.

(1)	Longview Investors LLC (“Longview”), or its affiliates, is the record holder of the 7,115,437 shares of Class A common stock reported herein. Also includes 4,745,933 shares of Class A common stock issuable upon the exercise of private placement warrants. Larry Robbins is the managing member of Longview. Mr. Robbins shares voting and dispositive power over the shares held by Longview and may be deemed to beneficially own such shares. The address of the principal business office for Longview is 767 Fifth Avenue, 44th Floor, New York, New York 10153.

(2)	Represents 924,750 shares of Class A common stock. Also includes 616,800 shares of Class A common stock issuable upon the exercise of Private Placement Warrants. The business address of such holder is 767 Fifth Avenue, 44th Floor, New York, New York 10153.

(3)	Represents 770,625 shares of Class A common stock. Also includes 514,000 shares of Class A common stock issuable upon the exercise of Private Placement Warrants. The business address of such holder is 767 Fifth Avenue, 44th Floor, New York, New York 10153.

(4)	Represents 770,625 shares of Class A common stock. Also includes 514,000 shares of Class A common stock issuable upon the exercise of Private Placement Warrants. The business address of such holder is 767 Fifth Avenue, 44th Floor, New York, New York 10153.

(5)	Represents 231,188 shares of Class A common stock. Also includes 154,200 shares of Class A common stock issuable upon the exercise of Private Placement Warrants. The business address of such holder is 767 Fifth Avenue, 44th Floor, New York, New York 10153.

(6)	Represents 462,375 shares of Class A common stock. Also includes 308,400 shares of Class A common stock issuable upon the exercise of Private Placement Warrants. The business address of such holder is 767 Fifth Avenue, 44th Floor, New York, New York 10153.

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